Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140657) of USA Technologies, Inc. of our report dated September 21, 2010, relating to our audits of the consolidated financial statements and the financial statement schedule which appear in this Annual Report on Form 10-K for the year ended June 30, 2010.

/s/ McGladrey & Pullen, LLP

New York, NY
September 21, 2010